Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SUPPLEMENTAL INFORMATION

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of WhiteHorse Finance, Inc. (the “Company”) for each of the three years in period ended December 31, 2016 included in the Registration Statement of WhiteHorse Finance, Inc. on Form N-2, and have issued an unqualified opinion thereon dated March 10, 2017. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the years ended December 31, 2015, 2014, 2013 and 2012 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013 and 2012 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. The senior securities table listed elsewhere in this Registration Statement of WhiteHorse Finance, Inc. on Form N-2 and related Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Crowe Horwath LLP

New York, New York
March 31, 2017